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                                                                  Exhibit (g)(2)

                             SUB-ADVISORY AGREEMENT

     AGREEMENT made this __th day of ____, 2007, by and between Van Kampen Asset Management, a Delaware statutory trust (the "Adviser"), and Avenue Europe International Management, L.P., a Delaware limited partnership (the "Sub-Adviser").

     WHEREAS, the Adviser serves as investment adviser of the Van Kampen Dynamic Credit Opportunities Fund (the "Fund"), a closed-end registered management investment company registered under the Investment Company Act of 1940, as amended ( the "1940 Act"), pursuant to an investment advisory agreement dated ____, as amended from time to time (the "Advisory Agreement"); and

     WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment sub-adviser to assist the Adviser in performing investment advisory services for the Fund; and

     WHEREAS, the Sub-Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is engaged in the business of rendering investment advisory services in connection with investments in European issuers and Euro-denominated issues to private investment funds and other institutional clients and desires to provide such services to the Adviser and the Fund;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

     1. Employment of the Sub-Adviser. The Adviser hereby employs the Sub-Adviser to manage the investment and reinvestment of a portion of the assets of the Fund, subject to the control and direction of the Adviser and the Fund's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser or the Fund in any way. In such respect, and only for this limited purpose, the Sub-Adviser shall act as the Adviser's and the Fund's agent and attorney-in-fact.

     Copies of the Fund's Registration Statement (the "Registration Statement"), and the Fund's Declaration of Trust and Bylaws (collectively, the "Charter Documents"), each as currently in effect, have been delivered to the Sub-Adviser. The Adviser agrees, on an ongoing basis, to notify the Sub-Adviser of each change in the fundamental and non-fundamental investment policies and restrictions of the Fund no less than sixty (60) days before it is expected to become effective and to provide to the Sub-Adviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission ("SEC") and amendments to the Charter Documents. The Adviser will promptly provide the Sub-Adviser with any procedures applicable to the Sub-Adviser adopted from time to time by the Fund's Board of Trustees and agrees to promptly provide the Sub-Adviser copies of all amendments thereto. The Adviser will not make any changes to procedures impacting the Sub-Adviser or the assets it is responsible for managing, without prior consultation with, and consent of the Sub-Adviser, to such changes. Notwithstanding anything to the contrary in this paragraph, any change that is required by law or initiated by the Trustees shall not require prior consultation or consent of the Sub-Adviser but the Adviser shall use its best efforts to give the Sub-Adviser as much advance notice as possible.

     The Adviser shall provide the Sub-Adviser with a list of all the broker affiliates of the Adviser. The Adviser shall be responsible for keeping the list of its broker affiliates current and promptly notifying the Sub-Adviser of any additions, deletions or modifications. The Adviser shall provide the Sub-Adviser with copies of the Fund's policies and procedures applicable to the Sub-Adviser's management of a portion of the Fund's assets.

     The Adviser shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement. The Adviser shall cooperate with the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts the Sub-Adviser deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.

     2. Obligations of and Services to be Provided by the Sub-Adviser. The Sub-Adviser undertakes to provide the following services and to assume the following obligations:

          a. The Sub-Adviser shall have discretion to manage the investment and reinvestment of a portion of the assets of the Fund, all without prior consultation with the Adviser, subject to and in accordance with the Avenue-Credit Thresholds (attached hereto as Appendix A), the investment objectives and policies of the Fund set forth in the Fund's Registration Statement, the Charter Documents and written compliance policies and procedures provided by the Adviser, as such documents may be amended from time to time. The Sub-Adviser shall manage the Fund in compliance with any additional written instructions which the Adviser or the Fund's Board of Trustees may issue from time-to-time in accordance with Clause 1 above. In pursuance of the foregoing, the Sub-Adviser shall make all investment determinations with respect to the portion of the Fund's assets under its management, including the purchase and sale of portfolio securities and other financial instruments and shall take such actions and enter into all agreements with broker-dealers and other counterparties as necessary to implement the same.

          b. To the extent provided in the Fund's Registration Statement, as such Registration Statement may be amended from time to time, the Sub-Adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select including affiliates of the Adviser and Sub-Adviser subject to its duty of best execution and the Fund's policies

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and procedures as provided in writing to the Sub-Adviser by the Adviser. The
Sub-Adviser may rely on the safeguards set forth in Section 28(e) of the Securities Exchange Act of 1934.

          c. The Sub-Adviser will keep the Fund and the Adviser promptly informed of developments relating to its duties as sub-adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the management of the Fund, including but not limited to any changes in the senior investment personnel assigned to the Fund's account. In this regard, the Sub-Adviser will provide the Fund, the Adviser, and their respective officers with such periodic reports as the Fund and the Adviser may from time to time reasonably request. Additionally, prior to each quarterly Board meeting, the Sub-Adviser will provide the Adviser and the Board with reports regarding the Sub-Adviser's management of its portion of the Fund's assets during the most recently completed quarter, which report will include written certifications that the Sub-Adviser's management of the Fund's assets is in compliance with the Fund's investment objectives and policies as listed in the Fund's Registration Statement and with the policies, procedures and restrictions that the Adviser has provided in writing to the Sub-Adviser and which the Sub-Adviser has accepted. The Sub-Adviser also will certify quarterly to the Fund and the Adviser that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have, with respect to the Fund, complied materially with the requirements of the Sub-Adviser's Code of Ethics adopted under Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future. Annually, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Sub-Adviser's Code of Ethics and compliance program, respectively, to the Fund and the Adviser. Upon written request of the Fund or the Adviser with respect to violations of the Code of Ethics directly affecting the Fund, the Sub-Adviser will permit representatives of the Fund or the Adviser to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics. The Sub-Adviser will notify and forward promptly to the Fund and the Adviser any communications or information it may receive with respect to claims against or involving the Fund or corporate actions relating to the Fund. The Sub-Adviser will not be responsible for voting any of the Fund's proxies. The Sub-Adviser will provide the Fund with any research or information in connection with proxy voting as may be necessary upon request.

          d. The Sub-Adviser shall create and maintain all necessary records in accordance with the Advisers Act and the rules thereunder and , to the extent such records are necessary or appropriate to record transactions with or for the Fund, shall maintain such records for the time period specified in Rule 31a-2(e) under the 1940 Act. In addition, in connection with the placement of orders for the execution of the portfolio transactions of the Fund, the Sub-Adviser shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Sub-Adviser on behalf of the Fund as required by Rules 31(a)-1(b)(5), (6), (7), (10), (11), (12) and (13) under the 1940 Act for the period specified by Rule 31a-2(2) under the 1940 Act, as well as the additional records specified in Rules 31a-2(2), (3) and (6) under the 1940 Act for the periods specified therein. Any micrographic or electronic records shall be maintained in the manner specified in Rule 31a-2(f) under the 1940 Act. All such records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund, the Adviser or any person retained by the Fund at all reasonable times.

          e. The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Adviser or the Fund, including without limitation: (a) interest and taxes;
(b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Fund; and (c) custodian fees and expenses.

          f. The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F in connection with securities held by the Fund. The Sub-Advisor shall not be responsible for filing Schedule 13G and Form 13F with respect to any securities held by the Fund that are not managed by the Sub-Adviser. The Sub-Adviser shall not be responsible for the preparation or filing of any reports required of the Fund by any governmental or regulatory agency, except as expressly agreed to in writing.

     3. Compensation of the Sub-Adviser. In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee at the annual rate of the value of the Fund's average daily managed assets set forth in Schedule A hereto. Such fee shall be accrued daily and paid monthly as soon as practicable but not more than 5 business days after the end of each month. If the Sub-Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's managed assets shall be computed at the times and in the manner specified in the Fund's Registration Statement.

     4. Activities of the Sub-Adviser. The services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others and to engage in other activities. In addition, the portfolio performance for the portion of the Fund's assets managed by the Sub-Adviser may be referenced by the Sub-Adviser as part of any composite information.

     5. Use of Names.

          a. The Sub-Adviser shall not use the name of the Fund, the Adviser or any of their affiliates in any material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser. The Adviser, however, hereby approves all uses of its or the Fund's name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission.

          b. The Adviser and the Fund shall not use the name or logo of the Sub-Adviser or any of its affiliates in any material relating to the Adviser or the Fund in any manner not approved prior thereto by the Sub-Adviser. The Sub-Adviser, however, hereby approves all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission.

     6. Liability and Indemnification.

          a. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder, on the part of the Sub-Adviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser), the Sub-Adviser shall not be subject to liability to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates. Except for such disabling conduct, the Adviser shall indemnify the Sub-Adviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) (collectively, the "Indemnified Parties") from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Sub-Adviser's providing services under this Agreement or the sale of securities of the Fund.

          b. The Sub-Adviser agrees to indemnify and hold harmless the Fund, the Adviser and their affiliates and each of their officers, directors, trustees, agents, employees and each person who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Fund, the Adviser or their affiliates or such officers, directors, trustees, agents, employees or controlling persons may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by the Sub-Adviser's disabling conduct or any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading. In no case is the Sub-Adviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations or duties under this Agreement.

          c. The Sub-Adviser shall not be liable to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Fund or its shareholders for (i) any acts of the Adviser or any other sub-adviser to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Adviser; and (ii) acts of the Sub-Adviser which result from or are based upon acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser or any other sub-adviser to the Fund, which records are not also maintained by the Sub-Adviser. The Adviser and Sub-Adviser each agree that the Sub-Adviser shall manage the portion of the assets of the Fund allocated to it and shall comply with Section 2 of this Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Fund) only with respect to the portion of assets of the Fund allocated to the Sub-Adviser. The Adviser shall indemnify the Indemnified Parties from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Fund and any other sub-adviser with respect to the portion of the Fund's assets not allocated to the Sub-Adviser.

     7. Limitation of Fund's Liability. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund's liability set forth in the Fund's Charter Documents. The Sub-Adviser agrees that any of the Fund's obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Fund officer, employee or agent of the Fund (other than the Adviser).

     8. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, until __________, 2009 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Fund is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by vote of a majority of the Fund's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Fund at any time, without payment of any penalty, by the Fund's Board of Trustees, by the Adviser, or by a vote of the majority of the outstanding voting securities of the Fund upon 60 days' prior written notice to the Sub-Adviser, or by the Sub-Adviser upon 60 days' prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement between the Adviser and the Fund. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act. The Adviser and the Sub-Adviser agree that each will use its best efforts to provide the other party to this Agreement with advance notice of such termination or assignment. This Agreement may be amended at any time by the Sub-Adviser and the Adviser, subject to approval by the Fund's Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Fund's outstanding voting securities.

     9. Confidential Relationship. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule, regulation or government or regulatory body unless such information otherwise becomes generally available to the public.

     10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     11. Custodian. The Fund's assets shall be maintained in the custody of its custodian. Any assets added to the Fund shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund's assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

     12. Information. The Adviser hereby acknowledges that it and the Trustees of the Fund have been provided with all information necessary in connection with the services to be provided by the Sub-Adviser hereunder, including a copy of
Part II of the Sub-Adviser's Form ADV at least 48 hours prior to the Adviser's execution of this Agreement, and any other information that the Adviser or the Trustees deem necessary.

     13. Notice Upon Change in Partners of the Sub-Adviser. The Sub-Adviser is a limited partnership. Its general partner is Avenue Europe International Management GenPar, LLC and its limited partner is Avenue GL Europe, LLC. The Sub-Adviser will notify the Adviser of any change in the general partner or any withdrawal or addition of a limited partner who owns 5% or more of the partnership within a reasonable time after such change.

     14. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     Sub-Adviser: AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P.
                  535 Madison Avenue, 15th Floor
                  New York, New York 10022
                  Attention: Sonia Gardner

     Adviser:     VAN KAMPEN ASSET MANAGEMENT
                  1221 Avenue of the Americas
                  New York, New York 10020
                  Attention: Arthur Lev

     15. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act, provided that in the event of any inconsistency, the 1940 Act shall supersede. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                      VAN KAMPEN ASSET MANAGEMENT


                                      BY:
                                          --------------------------------------
                                          Authorized Officer


                                      AVENUE EUROPE INTERNATIONAL
                                      MANAGEMENT, L.P.

                                      BY: Avenue Europe International Management
                                          GenPar, LLC, its general partner


                                      BY:
                                          --------------------------------------
                                          Sonia Gardner, Member

                                   SCHEDULE A

     For the services provided by the Sub-Adviser to the Van Kampen Dynamic Credit Opportunities Fund, pursuant to the attached Sub-Advisory Agreement, the Adviser will pay the Sub-Adviser a fee of 1.25% of the portion of the average daily managed assets of the Fund managed by the Sub-Adviser, provided that, to the extent that the investment advisory fee payable to the Adviser by the Fund is decreased, the sub-advisory fee will be proportionately decreased. For the purposes of determining such fee, managed assets shall mean the average daily gross asset value of the Fund minus the sum of accrued liabilities other than any proceeds from the issuance of preferred shares and/or the aggregate amount of any borrowings for investment purposes.

                                                                      APPENDIX A

Avenue-Credit Thresholds (excerpt from Avenue Trade Allocation Policy)

THE EUROPEAN STRATEGIES

The Firm's European Strategies are similar in that they both involve obligations of European issuers.

The European Alternatives Strategy, however, will generally only invest in obligations which, at the time of investment, have total yields in excess of the following bench marks (the "AVENUE-CREDIT THRESHOLDS")(1):

     - for floating rate investments, LIBOR plus 350 basis points, EUROLIBOR plus 350 basis points, and Sterling LIBOR plus 350 basis points, as applicable; and

     - for fixed rate investments, current US Treasury plus 350 basis points, Bundes Obligationen ("OBL") plus 350 basis points, Bundes Republic Deutschland ("DBR") plus 350 basis points, Bundes Schatzanweisungen ("BKO") plus 350 basis points and UK Gilt rates plus 350 basis points, as applicable, depending upon the currency and term of the investment.

The European Alternatives Strategy will be able to sell short (including entering into a credit default swap) investments below the Avenue-Credit Thresholds for hedging and other purposes. In addition for purposes of covering or closing a short position the European Alternatives Strategy will be able to borrow or buy investments below the Avenue-Credit Thresholds.

The European Investment Company Strategy will only invest in obligations (including short selling) which, at the time of investment, expect to have total yields at the time of investment that are less than the Avenue-Credit Thresholds. All allocations shall be made accordingly.

The Avenue-Credit Thresholds may change over time as market conditions change. A committee will meet from time to time (when market conditions have changed) to review the market conditions and to determine whether the allocation policy, including the credit spread portion of the Avenue-Credit Thresholds, should be changed. The Committee will not make changes to the Avenue-Credit Thresholds with particular investments in mind. Rather, the Avenue-Credit Thresholds must be determined before allocations are being considered for a particular investment. The Committee shall consist of Rich Furst, Sonia Gardner and Marc Lasry. A change to the Avenue-Credit Thresholds shall require majority approval of the members.

All European Investment Company Strategy and European Alternatives Strategy Clients will be notified in writing of the initial Avenue-Credit Thresholds and that the Avenue-Credit Thresholds may change from time to time. In addition, European Strategies Clients shall be notified of any change in the Avenue-Credit Thresholds. Clients that are registered investment companies shall be notified in the next subsequent shareholder report (which will be issued on at least a semi-annual basis) and all other Clients shall be notified in the next subsequent quarterly letter.

----------
(1) From time to time, the European Alternatives Strategy will invest in cash and other liquid investments that do not meet the Avenue-Credit Thresholds.